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                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation of our report dated December 17, 1998 except as to the information in Note R, for which the date is January 4, 1999 on our audits of the consolidated financial statements and financial statement schedule of SatCon Technology Corporation and its subsidiaries as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report is included in this Annual Report on Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (File Nos. 33-75934, 33-4280 and 333-08047) and Form S-3 (File Nos. 333-05939 and 333-37921).


                                  /s/  PricewaterhouseCoopers LLP
                                  -------------------------------
                                  PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts

January 13, 1999